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                                                                   EXHIBIT 20(i)


                                                                    NEWS RELEASE



                    MOORE SIGNIFICANTLY INCREASES GUIDANCE ON
                         FOURTH QUARTER EARNINGS OUTLOOK



TORONTO, ON & STAMFORD, CT (December 19, 2001) - Robert G. Burton, President and Chief Executive Officer of Moore Corporation Limited (TSE, NYSE: MCL), announced today that he expects Moore to report "normalized" earnings per share of at least $0.05 for the fourth quarter ending December 31, 2001.

This revised outlook is significantly higher than previously issued guidance for the fourth quarter. Previous guidance for the fourth quarter was $0.02 per share.

The company will be releasing fourth quarter and year-end 2001 results on February 13, 2002, following the close of the markets.


MR. BURTON STATED:

"It is appropriate to reserve comment on our earnings until our release of fourth quarter results in February 2002. Suffice it to say the company continues to execute the turnaround plan we began this time last year when our team arrived at Moore. I will be able to comment with much more detail in February when we release our fourth quarter and year-end 2001 results."


                                       ###



Moore Corporation Limited is an international provider of products and services that help companies communicate through print and digital technologies. As a leading supplier of document formatted information, print outsourcing and data based marketing, Moore designs, manufactures and delivers business communication products, services and solutions to customers. Moore operates in complementary


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marketplaces: Forms, Print Management and Related Products which includes Label
Systems and Integrated Business Solutions including personalized direct marketing, statement printing and database management. The Moore Internet address is www.moore.com.

This news release contains statements relating to future results of Moore (including certain anticipated, believed, planned, forecasted, expected, targeted, and estimated results and Moore's outlook concerning future results) that are "forward-looking statements" as defined in the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Factors that could cause such material differences include, without limitation, the following: the effects of paper price fluctuations on Moore's forms operations, execution of key strategies, the rate of migration from paper-based forms to digital formats, future growth rates in Moore's Integrated Business Solutions operations, the impact of currency fluctuations in the countries in which Moore operates, general economic and other factors beyond Moore's control, and other assumptions, risks and uncertainties described from time to time in Moore's periodic filings with securities regulators.
                                ----------------

Inquiries from analysts, investors and media should be directed to James E. Lillie, Executive Vice President Operations for Moore Corporation limited at
(203) 406-3711.

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